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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                               AMBASE CORPORATION
   ______________________________________________________________________
                                (Name of Issuer)


                                  COMMON STOCK
   ______________________________________________________________________
                         (Title of Class of Securities)


                                    023164106
            _________________________________________________________
                                 (CUSIP Number)


   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                       13G
   CUSIP No.  023164106
              __________

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              KALB, VOORHIS & CO.
   ______________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                  (b) / /
   ______________________________________________________________________
   3  SEC USE ONLY

   ______________________________________________________________________
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

             NEW YORK
   ______________________________________________________________________
                       5  SOLE VOTING POWER
   NUMBER OF
   SHARES                 NOT APPLICABLE
   BENEFICIALLY
   OWNED BY            ______________________________________________
   EACH                6  SHARED VOTING POWER
   REPORTING
   PERSON                 NOT APPLICABLE
   WITH                ______________________________________________
                       7  SOLE DISPOSITIVE POWER

                          NOT APPLICABLE
                       ______________________________________________
                       8  SHARED DISPOSITIVE POWER

                          NOT APPLICABLE
   ______________________________________________________________________
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      NOT APPLICABLE
   ______________________________________________________________________
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                         / /
   ______________________________________________________________________
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       NOT APPLICABLE
   ______________________________________________________________________
   12  TYPE OF REPORTING PERSON*

        BD
   ______________________________________________________________________
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   ITEM 1.

      (a)    Name of Issuer: AMBASE CORPORATION

      (b)    Address of Issuer's Principal Executive Offices:

                       GREENWICH OFFICE PARK - BUILDING 2
                       GREENWICH, CONNECTICUT 06831

   ITEM 2.

      (a)    Name of Person Filing:  KALB, VOORHIS & CO.

      (b)    Address of Principal Business Office or, if none, Residence:

                       27 WILLIAM STREET
                       NEW YORK, NEW YORK 10005

      (c)    Citizenship: UNITED STATES

      (d)    Title of Class of Securities:

             COMMON STOCK

      (e)    CUSIP Number: 023164106


   ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)    /X/  Broker or Dealer registered under Section 15 of the Act
      (b)    / /  Bank as defined in section 3(a)(6) of the Act
      (c)    / /  Insurance company as defined in section 3(a)(19) of the Act
      (d)    / /  Investment Company registered under section 8 of the
                  Investment Company Act
      (e)    / /  Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940
      (f)    / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec.240.13d-1(b)(1)(ii)(F)
      (g)    / /  Parent Holding Company, in accordance with Sec.240.13d-
                  1(b)(ii)(G)(Note: See Item 7)
      (h)    / /  Group, in accordance with Sec.240.13d-1(b)(1)(ii)(H)

   ITEM 4.   Ownership

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described
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   in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)    Amount Beneficially Owned: NOT APPLICABLE

      (b)    Percent of Class: NOT APPLICABLE

      (c)    Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the
                             vote: NOT APPLICABLE

                      (ii)   shared power to vote or to direct the
                             vote: NOT APPLICABLE

                      (iii) sole power to dispose or to direct the disposition of: NOT APPLICABLE

                      (iv) shared power to dispose or to direct the disposition of: NOT APPLICABLE


   ITEM 5.   Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

   ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.

             NOT APPLICABLE

   ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

             NOT APPLICABLE

   ITEM 8.   Identification and Classification of Members of the Group

             NOT APPLICABLE

   ITEM 9.   Notice of Dissolution of Group

             NOT APPLICABLE
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   ITEM 10.  Certification

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 12, 1996
                                                  ___________________________
                                                            Date

                                                  /s/ Robert G. Gutenstein
                                                  ___________________________
                                                          Signature

                                                  Robert G. Gutenstein
                                                  President of RGG, Inc.
                                                  a General Partner of
                                                  Kalb, Voorhis & Co.
                                                  __________________________
                                                          Name/Title